Exhibit 99.1
Endeavour Announces 2009 Second Quarter
Financial and Operating Results
Houston, August 4, 2009 — Endeavour International Corporation (NYSE-Amex: END) (LSE: ENDV) today reported discretionary cash flow for the second quarter of 2009 of $19.0 million and net income, as adjusted, of $38.5 million. Production for the period averaged 5,360 barrels of oil equivalent per day.
“This was a quarter of strategic significance for Endeavour with the completion of the sale of our Norwegian operations, a significant reduction in debt, and the expansion of our portfolios both in the United Kingdom and United States,” said William L. Transier, chairman, chief executive officer and president. “Together with continued good operating performance and better than anticipated results from appraisal drilling at the Rochelle and Cygnus discoveries, we are now moving forward with three North Sea developments that will significantly increase our UK production and provide the financial foundation to pursue other growth opportunities.”
On a GAAP basis, net income to common stockholders was $7.1 million for the second quarter of 2009 as compared to a loss of $66.7 million in the same quarter in 2008. Included in 2009 second quarter after-tax results are $47.1 million in gain on sale of the Norwegian operations, non-cash charges of $31.4 million primarily relating to unrealized losses on derivatives and the impact of deferred taxes on the change in currency exchange rates.
Endeavour recorded unrealized losses on commodity derivatives during the second quarter of $27 million as compared to $122 million for the same period in 2008 largely due to increases in commodity prices during these periods. The results reflect the hedging program for future oil and gas production that applies mark-to-market accounting principles to pull forward into current periods the non-cash gains and losses from commodity price fluctuations relating to all upcoming deliveries.
Highlights for the second quarter are as follows:
The closing on the sale of Norwegian operations for $150 million — In mid-May, Endeavour completed the sale of its Norwegian operations to VNG-Verbundnetz Gas AG. The sale is a significant strategic step as it increases the company’s financial flexibility and strength to capitalize on recent drilling success in the United Kingdom and to actively pursue growth strategies. It also demonstrates the implied value underlying Endeavour’s remaining asset portfolio.
Significant debt reduction — Endeavour repaid approximately $54 million in bank debt during the second quarter resulting in a total debt reduction of $65 million thus far in 2009.

Proceeds from the Norway sale are expected to be used to supplement cash flow from operations and to fund field developments in the United Kingdom as well as growth opportunities in the North Sea and United States.
Continuous development of a more balanced and extensive exploration portfolio — Endeavour continues to focus on maintaining a drilling inventory that is well-balanced between risk, potential and timing of impact. Portfolio and risk management initiatives implemented in late 2007 have resulted in 13 successful exploration and appraisal wells out of 15 wells drilled. The company plans to drill an estimated 10 wells per year during 2009 and 2010 in the United Kingdom sector of the North Sea and onshore United States.
Increased exploration activity in the United Kingdom — Endeavour completed testing of two significant wells in the North Sea and entered into agreements to participate in three new prospects. Activities include:
•	The testing of an appraisal well at the Central North Sea Rochelle discovery that added significant reserves and tested the upper 20 feet of an 87-foot hydrocarbon column at a rate of 41 million cubic feet of gas per day and 2,300 barrels of condensate per day.

•	The completion of a third successful Southern North Sea appraisal well at Cygnus that tested gas at a rate of 32 million cubic feet of gas per day.

•	Entry into farm-in agreements to participate in the following Central North Sea exploratory wells:
Maureen — Planned for drilling during the third quarter to target an untested fault block of a previously producing oil field abandoned in 1999 due to low prices. Endeavour holds a 38.5 percent interest.
Deacon — Scheduled to be drilled in late 2009 as a high-potential, medium-risk prospect with Endeavour holding a 10 percent interest.
Centurion — Slated for drilling in late 2010 as an appraisal of a previous discovery. Endeavour holds a 33.3 percent interest.
Onshore exploration program in the United States accelerates — Endeavour plans to drill approximately 10 wells over the next two years in its three exploratory focus areas in South Texas, South Louisiana and Southeast New Mexico. Activities include:
•	Drilling four wells in the emerging Wolfcamp horizontal drilling oil play in Southeast New Mexico at a 56.3 percent interest. The first well, Lucky Penny, is ready for testing and a second, Moore Bailout, will spud within days. Two additional exploratory wells are scheduled for drilling later in the year. Approximately 10,000 gross acres in the play have been leased to date in seven prospect areas. Additional wells would be drilled with success of the initial program.

•	Drilling of the high-risk, high-potential Pidan prospect in the first half of 2010 targeting a gas play with significant gas potential. Endeavour holds a 10 percent interest.

•	Testing of the Middle Wilcox formation in the Armour Runnels #1 exploration field in the Alligator Bayou prospect based on positive log analysis. Endeavour holds a 10 percent interest in the very large prospect.
Continued development of new fields in the United Kingdom sector of the North Sea — Endeavour continues to aggressively pursue the development of three previous discoveries following successful appraisal programs that heightened the potential of the fields.

•	Rochelle — Work is progressing for the exploitation of the Rochelle field in Block 15/27 with a field development program expected to be filed with the Department of Energy and Climate Change (DECC) by the end of the year. Production from Rochelle is expected to begin in late 2010. Endeavour holds a 55.6 percent interest in the well and is operator for the block.

•	Cygnus — A revised field development plan for the Cygnus project was submitted earlier in the year to the DECC that calls for a phased development scenario with initial production from the first phase to begin by mid-2011. The company estimates potential reserves in the greater Cygnus area of one trillion cubic feet of gas, including 500 billion cubic feet proven to date in the eastern half of the structure. Endeavour holds a 12.5 percent interest in the Cygnus area spread over two United Kingdom blocks, 44/11a and 12a.

•	Columbus — Endeavour and its partners continue to pursue commercial agreements as part of the field development plan for the Columbus field in Block 21/16f with anticipated production by mid-2011. Reserves on the block are approximately 100 billion cubic feet of natural gas. Endeavour holds a 25 percent interest in the development.
Guidance for Year 2009
The table below sets forth estimates for operating statistics for the full year ending December 31, 2009 following the sale of the Norwegian subsidiary.

Estimated Average Production (A)
Daily Production (boepd)	4,000	to	5,000

Differentials (B)
Oil ($/bbl)	$(5.50)	to	$(6.50)
Gas ($/mcf)	$(0.10)	to	$(0.20)

Gas Percentage of Total	50%	to	55%
Lease Operating Expense (per barrel)	$9.50	to	$12.00

(A)	Actual results may differ materially from these estimates.

(B)	For purposes of the estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments. Gas price differentials are stated as premiums (discounts) from National Balancing Point pricing, and oil price differentials are stated as premiums (discounts) from Dated Brent pricing.
Earnings Conference Call Today, Tuesday, August 4, 2009 at 9:00 a.m., Central Daylight Time, 3:00 p.m. British Summer Time
Endeavour will host an analyst conference call and web cast today, Tuesday, August 4, 2009, to discuss its 2009 second quarter financial and operating results at 9 a.m. Central Daylight Time, 3 p.m. British Summer Time. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 2438753. The toll-free numbers are 888-599-8658 in the United States and 0 800 051 7166 in the United Kingdom. Other

international callers should dial 913-312-1269 (tolls apply). To listen only to the live audio web cast, access Endeavour’s home page at http://www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Daylight Time on August 4 through 12:00 p.m. August 11 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 2438753.
Endeavour International Corporation is an oil and gas exploration and production company focused on the exploration, production and acquisition of energy reserves in the North Sea and the United States. For more information, visit http://www.endeavourcorp.com.
Additional information for investors:
Certain statements in this press release are forward-looking and are based upon Endeavour’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts that address an activity that Endeavour plans, expects, believes, projects, estimates, or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Endeavour’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (SEC). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Endeavour’s actual results and plans could differ materially from those expressed in the forward-looking statements.
The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange. We may use certain terms, such as probable, possible and potential reserves or resources, that the SEC’s guidelines strictly prohibit us from including in our filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by Endeavour. Potential resources may not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include any proved reserves. Actual quantities that may be ultimately recovered from Endeavour’s interests may differ substantially. Factors affecting ultimate recovery include oil and gas pricing, the scope of our ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Investors are urged to consider closely the disclosure in our Form 10-K and each of our Form 10-Qs, available free of charge on our internet site (http://www.endeavourcorp.com). You can also obtain these forms from the SEC on the SEC’s internet site (http://www.sec.gov) or by calling 1-800-SEC-0330.
For further Information:

Endeavour – Investor Relations
Mike Kirksey	+44 (0) 207 451 2364 713-307-8788

Canaccord Adams – United Kingdom Broker
Jeffrey Auld	+44 (0) 207 050 6500

Pelham Public Relations – UK Media
Philip Dennis Henry Lerwill	+44 (0) 207 743 6363 +44 (0) 203 178 6242

Endeavour International Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	June 30, 2009	December 31, 2008

Assets
Current Assets:
Cash and cash equivalents	$101,602	$31,421
Restricted cash	2,147	20,739
Accounts receivable	19,214	22,325
Prepaid expenses and other current assets	22,634	42,194
Current assets of discontinued operations	—	16,726

Total Current Assets	145,597	133,405

Property and Equipment, Net	227,341	232,346
Goodwill	213,949	213,949
Other Assets	6,274	9,165
Long Term Assets of Discontinued Operations	—	148,605

Total Assets	$593,161	$737,470

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$20,508	$38,630
Current maturities of debt	—	13,000
Accrued expenses and other	33,301	36,642
Current liabilities of discontinued operations	—	22,231

Total Current Liabilities	53,809	110,503

Long-Term Debt	167,510	214,855
Deferred Taxes	66,869	67,299
Other Liabilities	71,884	55,791
Long-term Liabilities of Discontinued Operations	—	46,051

Total Liabilities	360,072	494,499

Commitments and Contingencies

Series C Convertible Preferred Stock	125,000	125,000

Stockholders’ Equity	108,089	117,971

Total Liabilities and Stockholders’ Equity	$593,161	$737,470

1

Endeavour International Corporation
Condensed Consolidated Statement of Operations
(Unaudited)
(Amounts in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2009	2008	2009	2008

Revenues	$18,082	$55,343	$34,420	$101,151

Cost of Operations:
Operating expenses	4,397	9,180	10,580	16,527
Depreciation, depletion and amortization	7,858	19,503	19,182	38,391
Impairment of oil and gas properties	1,244	—	30,645	—
General and administrative	4,115	3,845	7,950	7,553

Total Expenses	17,614	32,528	68,357	62,471

Income (Loss) From Operations	468	22,815	(33,937)	38,680

Other Income (Expense):
Derivatives:
Realized gains (losses)	9,114	(14,494)	21,050	(17,644)
Unrealized losses	(32,722)	(130,686)	(34,095)	(160,328)
Interest expense	(4,224)	(5,478)	(8,135)	(13,794)
Interest income and other	(7,992)	(122)	(8,333)	(31)

Total Other Expense	(35,824)	(150,780)	(29,513)	(191,797)

Loss Before Income Taxes	(35,356)	(127,965)	(63,450)	(153,117)
Income Tax Expense (Benefit)	916	(58,304)	(10,036)	(66,931)

Loss from Continuing Operations	(36,272)	(69,661)	(53,414)	(86,186)

Discontinued Operations, net of tax:
Income (loss) from operations	(1,052)	5,637	(774)	5,370
Gain on sale	47,144	—	47,144	—

Income from Discontinued Operations	46,092	5,637	46,370	5,370

Net Income (Loss)	9,820	(64,024)	(7,044)	(80,816)
Preferred Stock Dividends	2,696	2,709	5,365	5,404

Net Income (Loss) to Common Stockholders	$7,124	$(66,733)	$(12,409)	$(86,220)

Basic and Diluted Income (Loss) per Common Share:
Continuing operations	$(0.31)	$(0.56)	$(0.46)	$(0.72)
Discontinued operations	0.36	0.04	0.36	0.04

Basic and Diluted Income (Loss) per Common Share	$0.05	$(0.52)	$(0.10)	$(0.68)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	129,741	127,626	129,521	127,581

Endeavour International Corporation
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(Amounts in thousands)

	For the Six Months Ended June 30,

	2009	2008

Cash Flows From Operating Activities:
Net loss	$(7,044)	$(80,816)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	23,863	45,123
Impairment of oil and gas properties	30,645	—
Deferred tax benefit	(3,596)	(58,277)
Unrealized loss on derivatives	34,095	160,328
Gain on sale of Norwegian operations	(47,144)	—
Other	11,536	8,568
Changes in assets and liabilities	(156)	(2,972)

Net Cash Provided by Operating Activities	42,199	71,954

Cash Flows From Investing Activities:
Capital expenditures	(67,337)	(32,168)
Proceeds from sales, net of cash	139,797	—
Decrease in restricted cash	18,592	—

Net Cash Provided by (Used in) Investing Activities	91,052	(32,168)

Cash Flows From Financing Activities:
Repayments of borrowings	(64,458)	(105,000)
Borrowings under debt agreements	—	88,000
Dividends paid	(5,313)	(5,313)
Financing costs paid	—	(4,282)
Other financing	(34)	(252)

Net Cash Used in Financing Activities	(69,805)	(26,847)

Net Increase in Cash and Cash Equivalents	63,446	12,939
Cash and Cash Equivalents, Beginning of Period	38,156	16,440

Cash and Cash Equivalents, End of Period	$101,602	$29,379

Cash and Cash Equivalents, End of Period:
Continuing operations	$101,602	$16,552
Discontinued operations	—	12,827

Total	$101,602	$29,379

Endeavour International Corporation
Operating Statistics
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2009	2008	2009	2008

Sales volume (1):
Oil and condensate sales (Mbbl):
United Kingdom	234	332	412	598
United States	—	—	1	—

Continuing operations	234	332	413	598
Discontinued operations — Norway	87	246	310	342

Total	321	578	723	940

Gas sales (MMcf):
United Kingdom	1,071	1,644	2,148	3,679
United States	60	—	111	—

Continuing operations	1,131	1,644	2,259	3,679
Discontinued operations — Norway	153	467	686	1,065

Total	1,284	2,111	2,945	4,744

Total sales (MBOE):
United Kingdom	413	606	770	1,211
United States	10	—	20	—

Continuing operations	423	606	790	1,211
Discontinued operations — Norway	112	324	424	520

Total	535	930	1,214	1,731

BOE per day	5,877	10,222	6,710	9,509

Physical production volume (BOE per day):
United Kingdom	3,995	6,123	4,132	6,678
United States	41	—	65	—

Continuing Operations	4,036	6,123	4,197	6,678
Discontinued operations — Norway	1,324	2,791	2,332	2,843

Total	5,360	8,914	6,529	9,521

Realized Prices (2):
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$50.83	$105.45	$45.74	$99.44
Effect of commodity derivatives	18.88	(20.57)	22.00	(19.42)

Realized prices including commodity derivatives	$69.71	$84.88	$67.74	$80.02

Gas price ($ per Mcf):
Before commodity derivatives	$4.64	$12.01	$6.41	$11.41
Effect of commodity derivatives	2.38	(1.23)	1.74	0.13

Realized prices including commodity derivatives	$7.02	$10.78	$8.15	$11.54

Equivalent oil price ($ per BOE):
Before commodity derivatives	$41.62	$92.82	$42.79	$85.29
Effect of commodity derivatives	17.04	(15.58)	17.34	(10.20)

Realized prices including commodity derivatives	$58.66	$77.24	$60.13	$75.09

(1)	We record oil revenues on the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. We use the entitlements method to account for sales of gas production.

(2)	The average sales prices reflect both our continuing and discontinued operations and include realized gains and losses for derivative contracts we utilize to manage price risk related to our future cash flows.

Endeavour International Corporation
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(Amounts in thousands)
As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted, Adjusted EBITDA and discretionary cash flow. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2009	2008	2009	2008

Net income (loss)	$9,820	$(64,024)	$(7,044)	$(80,816)

Depreciation, depletion and amortization	7,804	23,720	23,863	45,123
Impairment of oil and gas properties	1,244	—	30,645	—
Deferred tax expense (benefit)	4,827	(55,133)	(3,596)	(58,277)
Gain on asset sales	(47,144)	—	(47,144)	—
Unrealized loss on derivative instruments	32,722	130,686	34,095	160,328
Other	9,690	3,366	11,535	8,568

Discretionary cash flow (1)	$18,963	$38,615	$42,354	$74,926

Net income (loss) to common shareholders	$7,124	$(66,733)	$(12,409)	$(86,220)

Impairment of oil and gas properties (net of tax) (2)	1,244	—	15,945	—
Unrealized losses on derivatives (net of tax)(3)	19,176	69,748	20,747	84,234
Currency impact of deferred taxes	10,955	81	10,250	2,722

Net income, as adjusted	$38,499	$3,096	$34,533	$736

Net income (loss) to common shareholders	$7,124	$(66,733)	$(12,409)	$(86,220)

Unrealized losses on derivatives	32,722	130,686	34,095	160,328
Net interest expense	4,186	5,183	8,071	13,139
Depreciation, depletion and amortization	7,858	19,503	19,182	38,391
Impairment of oil and gas properties	1,244	—	30,645	—
Income tax expense (benefit)	916	(58,304)	(10,036)	(66,931)
(Income) loss from discontinued operations	(46,092)	(5,637)	(46,370)	(5,370)
Preferred stock dividends	2,696	2,709	5,365	5,405

Adjusted EBITDA	$10,654	$27,407	$28,543	$58,742

(1)	Discretionary cash flow is equal to cash flow from operating activities before the changes in operating assets and liabilities.

(2)	Net of tax benefits of $14,701 for the six months ended June 30, 2009.

(3)	Net of tax benefits of $13,546, $60,938, $13,348 and $76,094, respectively.